Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on February 2, 2015, by and between Christopher P. Eldredge (“Executive”), DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), and DF Property Management LLC, a Delaware limited liability company (the “LLC”) and an indirect subsidiary of the Company.
The LLC (and the Company, either directly or through one of its subsidiaries) desires to employ Executive as President and Chief Executive Officer of the Company. In connection with such employment and the appointment of Executive to the office of President and Chief Executive Officer of the Company, the Company and the LLC desire to set forth the terms of Executive’s employment and provide Executive specified severance benefits upon the termination of Executive’s employment under certain circumstances and certain adverse changes to his employment.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	Term.

The Company and the LLC shall employ Executive, and Executive hereby accepts such employment, for a term under this Agreement that shall commence on February 17, 2015 (“Effective Date”) and end on the third anniversary of such date, specifically February 17, 2018, unless sooner terminated in accordance with the provisions of Section 4 (the period during which Executive is employed hereunder being hereinafter referred to as the “Term”).

2.	Duties.

2.1    Service as an Employee. Executive, in his capacity as President and Chief Executive Officer, shall faithfully perform for the Company and the LLC the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Company’s board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the board of directors of, any subsidiary or affiliate of the Company without any additional compensation). Executive shall devote substantially all of Executive’s business time and effort to the performance of Executive’s duties hereunder, provided that in no event shall this sentence prohibit Executive from (i) performing personal and charitable activities, (ii) delivering lectures at educational institutions or professional or corporate associations, (iii) managing personal investments and affairs, (iv) with the prior consent of the Board participating as a director of any organization that is not engaged in the acquisition, development and operation of data centers, or (v) any other activities approved by the Board, so long as such activities do not materially and adversely interfere with Executive’s duties for the Company and the LLC. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”), except for any action required to be taken by the Board under the first sentence of this Section 2.1 or under Section 2.2. Executive’s principal place of employment shall be at the principal executive offices of the Company in Washington, D.C. or in such other location in the Washington, D.C. metropolitan area to which the Company may from time to time relocate its principal executive offices.
2.2    Service as Director. The Company anticipates that the Board will consider Executive’s appointment as a member of the Board on or before the Effective Date, and Executive agrees to serve as a director of the Company. Thereafter the Company agrees that the Executive shall be nominated for election as a director of the Company at each annual meeting of the Company’s stockholders or other meeting of the Company’s stockholders at which directors are elected. Any failure by the Board to nominate the Executive for election as a director of the Company in accordance with this Section shall be deemed a material breach by the Company of this Agreement and shall also constitute Good Reason for the Executive to resign in accordance with Section 4.4 of this Agreement, other than any such failure that occurs in connection with the expiration of the Term.

3.	Compensation.

3.1    Salary. The Company shall pay Executive during the Term an annual salary at the rate of four hundred fifty thousand dollars ($450,000) per annum (the “Base Salary”), payable in accordance with the Company’s payroll policies applicable to its employees, and subject to such deductions and withholdings approved by Executive or as required by law. The Base Salary may be increased, but not decreased, annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.
3.2    Short-Term (Cash) Incentive Compensation. Executive shall be eligible to participate in the Company’s 2015 Short-Term (Cash) Incentive Compensation Plan and any subsequent short-term incentive compensation plan adopted by the Compensation Committee from time to time, subject to the terms and conditions of the applicable plan and any applicable award agreement, as determined by the Compensation Committee in its sole discretion. Any such cash payment under such plan will be paid within 2½ months after the end of the calendar year to which the cash payment relates. Executive’s target payment under any such plan shall be equal to 100% of the Base Salary (the “Target Bonus”). With respect to calendar year 2015, Executive shall be eligible to receive a prorated payment under the Company’s 2015 Short-Term (Cash) Incentive Compensation Plan, calculated as the payment that would have been paid to Executive for the entire calendar year multiplied by a fraction, the numerator of which is equal to the number of days Executive was employed by the Company during calendar year 2015 and the denominator of which is equal to 365.
3.3    Long-Term (Equity) Incentive Compensation. Executive shall be eligible to participate in the Company’s 2015 Long-Term (Equity) Incentive Compensation Plan and any subsequent long-term incentive compensation plan adopted by the Compensation Committee from time to time, subject to the terms and conditions of the applicable plan and any applicable award agreement, as determined by the Compensation Committee in its sole discretion. Beginning in calendar year 2015, Executive’s annual equity incentive target amount shall be at least equal to seven hundred thousand dollars ($700,000) for each year during the Term.
3.4    Sign-on Awards. In consideration of Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company shall:
(a)    pay to Executive, in a lump sum, two hundred thousand dollars ($200,000), subject to such deductions and withholdings as required by law (the “Section 3.4(a) Payment”); provided, however, that, if Executive is paid a cash bonus or similar cash incentive or cash performance award (excluding amounts related to his annual base salary or reimbursement of business expenses) by his current employer (a “Current Employer Bonus”) following the date of this Agreement, then Executive promptly will notify the Company that he has received, and the amount of, the Current Employer Bonus and (i) if the Current Employer Bonus was made prior to the Company making the Section 3.4(a) Payment, the Section 3.4(a) Payment will be reduced by the amount of the Current Employer Bonus, but in no event will the Section 3.4(a) Payment be reduced by an amount greater than one hundred fifty thousand dollars ($150,000), and (ii) if the

Current Employer Bonus was made after the Company made the Section 3.4(a) Payment, Executive promptly will reimburse the Company an amount equal to the Current Employer Bonus, net of any deductions and withholdings applied to the Section 3.4(a) Payment when paid, but in no event will such reimbursement exceed one hundred fifty thousand dollars ($150,000), so that, if Executive receives a Current Employer Bonus, regardless of amount, the Section 3.4(a) Payment, as adjusted under either subsection (i) or (ii) above, as applicable, will be an amount of no less than fifty thousand dollars ($50,000), subject to such deductions and withholdings as required by law; and
(b)    grant to Executive the number of restricted shares with a grant date fair value equal to five hundred thousand dollars ($500,000), based on the average of the opening and closing prices of the Company’s common stock on the Effective Date. Such restricted shares shall vest ratably in annual installments over a three year period and shall be subject to such other terms and conditions as set forth in the award agreement, the form of which is attached hereto as Exhibit A.
3.5    Benefits. Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, medical, dental, vision and other health programs, 401(k) retirement savings plan, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. During the Term, Executive shall be provided with a parking space at the principal executive offices of the Company.
3.6    Vacation. During the Term, Executive shall be entitled to (i) vacation of twenty-five (25) working days per year, (ii) sick and personal leave available to other senior executives of the Company generally, and (iii) holidays recognized by the Company. Executive’s entitlement to vacation and sick and personal leave will be subject to the Company’s accrual and carry-over rules applicable to senior executives of the Company generally.
3.7    Expenses.
(a)    General. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.
(b)    Relocation Expenses. The Company and Executive agree that Executive will use reasonable efforts to relocate his primary residence from New York to the Washington, DC metropolitan on or before September 1, 2015. In connection therewith, the Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive in connection with such relocation, subject to the following:
(i)    The Company shall pay or reimburse Executive for the reasonable cost to pack and move his household and personal effects; provided, however, that Executive retains a reputable moving company and that the Company approves, in its reasonable discretion, which approval shall not be unreasonably withheld, delayed or conditioned, an estimate of the cost for such packing and move;
(ii)    The Company shall reimburse Executive for any real estate commissions incurred in connection with the sale of his primary residence in New York; provided,

however, that the commission rate related thereto is reasonable and customary for the immediate area in which his current residence is located;
(iii)    The Company shall reimburse Executive for up to two trips for Executive and his family to visit and search for permanent housing in the Washington, DC metropolitan area, which such costs shall include reasonable expenses for travel, lodging, meals and local transportation; and
(iv)    The Company shall reimburse Executive for temporary living expenses incurred between the Effective Date and the date that Executive relocates his permanent residence from New York to the Washington, DC metropolitan area, not to exceed the period from the Effective Date through September 1, 2015, which such expenses shall include the reasonable cost of travel between his current residence and the Washington, DC metropolitan area and temporary living quarters, but shall not include the cost of meals or incidental costs of living.

4.
Termination Of Employment. The parties acknowledge that either Executive or the Company may terminate Executive’s employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment, and do not alter this right to terminate.

4.1    Termination by the Company for Cause.
(a)    The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 4.7 of this Agreement.
(b)    In the event that Executive’s employment is terminated for Cause, Executive shall not receive a payment under any applicable short-term incentive compensation plan for the year in which termination occurs, and shall not receive any severance payments, or any other severance benefits or compensation, except Executive shall be paid and become eligible for any Accrued Obligations.
(c)    “Accrued Obligations” means (i) any accrued but unpaid salary of Executive through the date of termination, any bonuses or incentive compensation awarded for which payments have been earned but have not yet been paid for years ending prior to the year of termination, and any accrued vacation pay in accordance with the Company’s vacation policies, all of which will be paid to Executive no later than the Company’s first regularly scheduled payroll date after the date of Executive’s termination from employment, and (ii) eligibility for any benefit continuation or conversion rights provided by the provisions of a Company benefit plan or by law.
(d)    “Cause” for termination shall mean Executive’s: (1) willful and continued failure to substantially perform duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and which failure is not cured within thirty (30) days of receiving such notice; (2) commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates; (3) conviction of a felony (other than a violation of traffic laws) or a crime involving moral turpitude; (4) breach of any fiduciary duty owed to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; (5) gross misconduct in the performance of Executive's duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates and, if the Board determines that such misconduct can be cured, the misconduct is not cured as soon as reasonably practicable, but in no event more than thirty (30) days, after written notification is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has committed such misconduct; (6) material breach of any of Executive's other obligations under this Agreement which breach is not cured within thirty (30) days after written notification is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has breached any such duty; (7) violation of the Company’s Code of Business Conduct and Ethics and, if the Board determines that such violation can be cured, the violation is not cured as soon as reasonably practicable, but in no event more than thirty (30) days, after written notification is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has violated the Company’s Code of Business Conduct and Ethics; (8) refusal to follow or implement a clear, reasonable and legal directive of the Board which refusal to follow or implement is not cured within thirty (30) days after written notification is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has breached any such directive. For purposes of this provision, no act or failure to act on Executive's part will be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive’s employment will not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity to be heard before the Board), finding that, in the opinion of the Board, Cause exists to terminate Executive's employment.
4.2    Resignation by Executive.
(a)    Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 4.7.
(b)    In the event that Executive resigns from Executive’s employment with the Company, other than for Good Reason, Executive shall not receive a payment under any applicable short-term incentive compensation plan for the year in which termination occurs, and shall not receive any severance payments, or any other severance benefits or compensation, except Executive shall be paid and become eligible for any Accrued Obligations.
(c)    “Good Reason” for resignation shall mean the occurrence of any of the following without Executive’s prior written consent: (i) The Company's assignment of any duties materially inconsistent with Executive's position (including status, office, titles and reporting requirements) as contemplated by Section 2.1 hereof (ii) a material diminution in Executive’s position, authority, duties or responsibilities; (iii) a change in the location of the principal place where Executive is required to perform services under this Agreement to a location that is more than fifty (50) miles from the location where Executive is required to perform services hereunder on the Effective Date or the assignment of Executive to any place of employment other than the Company's headquarters; (iv) other than for across-the-board reductions generally applicable to the Company’s senior executives, a greater than 5% reduction by the Company in either (A) Executive’s then-current Base Salary or (B) Executive’s then-current Target Bonus; (v) the failure of the Company to obtain a written agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement which, for purposes of this provision shall be a material breach of this Agreement; or (vi) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive (including a reduction in duties, functions or responsibilities, or the reassignment to a new position), pursuant to the Family and Medical Leave Act (or other applicable law) shall not be a Good Reason for purposes of this Agreement.
4.3    Termination by the Company Without Cause.
(a)    The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 4.3 at any time without Cause by giving notice as described in Section 4.7. A termination pursuant to Sections 4.5 or 4.6 below is not a termination without Cause for purposes of this Section 4.3.
(b)    If Executive’s employment is terminated without Cause, then Executive shall be paid and become eligible for any Accrued Obligations.
(c)    If Executive’s employment is terminated without Cause, then, subject to Sections 4.12 and 4.13:
(i)    the Company shall pay to Executive an amount equal to twenty-four (24) months of his then current Base Salary, plus an additional amount equal to one hundred percent (100%) of Executive’s Target Bonus for the year in which the termination occurs, less applicable withholdings and deductions, paid in a lump sum on the Company’s first regular payroll date after the Release Date (as defined below);
(ii)    if Executive timely elects (or his eligible dependents in the event that Executive dies following such termination) and if Executive or his dependents remain eligible for continued coverage under COBRA, the Company will reimburse insurance premiums paid by Executive or his dependents under the Company’s group health plan for the continuation of health care coverage under COBRA during the eighteen (18) month period after the date of termination, provided that the Company shall be required to reimburse only up to the amount of premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the date of termination (and provided that such reimbursements shall cease if Executive becomes eligible for benefits under a group health plan of another employer).
(iii)    all stock options, common stock subject to forfeiture, restricted stock units and other equity awards (other than equity awards that provide for vesting based on other than service or employment (i.e., performance objectives)) held by Executive at the time of his termination of employment that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from such repurchase restrictions as of the Release Date; provided, however, that the restricted shares granted to Executive pursuant to Section 3.4(b) shall become fully vested and free from any repurchase restrictions as of the Release Date. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and
(iv)    with respect to performance-based restricted stock, RSUs, other equity awards and other long-term incentive awards (“Performance Units”), the applicable performance period shall end on the date of such termination of employment, and a pro rata number of applicable Performance Units at the “target” performance level shall vest, based on a fraction, the numerator of which is the number of days from the beginning of the applicable performance period until the date of termination of Executive’s employment, and the denominator of which is the total number of days in the applicable performance period. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted.
(d)    Executive shall not be entitled to receive a payment under any applicable short-term incentive compensation plan for the year in which his or her termination from employment occurs. If a termination without Cause occurs within three (3) months before or twelve (12) months following a Change in Control, as defined in Section 4.10 below, then the enhanced benefits described in Section 4.10 will supersede the benefits described in this section.
(e)    Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain, and, therefore, the severance for which Executive is eligible pursuant to this Section 4.3 in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
4.4    Resignation by Executive for Good Reason.
(a)    Provided that Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason by giving notice to the Company no later than sixty (60) days after the initial occurrence of one of the events specified in the definition of Good Reason that Executive intends to terminate his employment for Good Reason on the thirtieth (30th) day following the Company’s receipt of Executive’s notice if the Company has not cured the event that gives rise to Good Reason before the end of such 30-day period. If Executive does not resign within that 30-day period, then Good Reason shall no longer exist based on the applicable event.
(b)    In the event that Executive resigns from employment for Good Reason other than pursuant to Section 4.10, and subject to Sections 4.12 and 4.13, Executive shall be eligible for the same payments and benefits as Executive would receive under Section 4.3 and on the same conditions as if Executive had been terminated by the Company without Cause and as set forth in Section 4.3, provided, however, that, if a reduction in Base Salary or Target Bonus was the basis for Executive’s resignation for Good Reason, then the Base Salary or Target Bonus in effect before such reduction, as applicable, shall be used to calculate the severance payment.
4.5    Termination by Virtue of Death or Disability of Executive.
(a)    In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and Executive’s estate or beneficiaries shall not receive a payment under any applicable short-term incentive compensation plan for the year in which his termination from employment occurs, and shall not receive any severance payments or any other severance benefits or compensation. The Company shall, pursuant to its standard payroll policies, pay to Executive’s legal representatives any Accrued Obligations.
(b)    Subject to applicable state and federal law, the Company shall have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event that Executive’s employment is terminated based on Executive’s Disability, and subject to Sections 4.12 and 4.13 below, Executive will not receive severance payments, or any other severance compensation or benefit, except that

Executive shall receive payment in a lump-sum on the first regular payroll date after the Release Date, subject to applicable withholding and deductions, of a payment under any applicable short-term incentive compensation plan for the year in which his termination from employment occurs, calculated by multiplying Executive’s Target Bonus for the year of termination by a fraction, the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of Disability prior to being terminated during that year) and the denominator of which is the total number of days in the year of termination.
(c)    In the event that Executive’s employment is terminated based on Executive’s Disability, then Executive shall be paid or become eligible for any Accrued Obligations.
(d)    Notwithstanding anything to the contrary in this Section 4.5, in the event (1) of Executive’s death while employed pursuant to this Agreement, or (2) Executive’s employment is terminated based on Executive’s Disability,
(i)    At Company’s expense, if timely elected by Executive (or his eligible dependents in the event of Executive’s death), insurance premiums will be paid under the Company’s group health plan for the continuation of coverage for Executive, his spouse, and dependents under COBRA during the eighteen (18) month period after the date of death or termination;
(ii)    all stock options, common stock subject to forfeiture, restricted stock units and other equity awards (other than equity awards that provide for vesting based on other than service or employment (i.e., performance objectives)) held by Executive at the time of his termination of employment that would have become vested and exercisable or free from repurchase restrictions, as applicable, during the twelve (12) month period commencing on the date of termination if Executive had remained employed during such period shall become vested and exercisable or free from such repurchase restrictions as of the Release Date. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and
(iii)    with respect to Performance Units, the applicable performance period shall end on the date of such termination of employment, and a pro rata number of applicable Performance Units at the “target” performance level shall vest, based on a fraction, the numerator of which is the number of days from the beginning of the applicable performance period until the date of termination of Executive’s employment, and the denominator of which is the total number of days in the applicable performance period. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted.
4.6    Expiration of the Term. In the event that Executive’s employment is terminated in connection with the expiration of the Term, Executive shall not receive any payments, or any other severance benefits or compensation, except Executive shall be paid or become eligible for any Accrued Obligations.
4.7    Notice; Effective Date of Termination.
(a)    Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)    immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
(ii)    immediately upon Executive’s death;

(iii)    ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case termination shall be effective as of such later date provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or
(iv)    thirty (30) days after Executive gives written notice to the Company of Executive’s resignation or immediately after the cure period set forth in Section 4.4(a) expires in the case of a resignation for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive Base Salary through any required notice period.
(b)    In the event that notice of a termination under subsections (a)(i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 6.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
4.8    Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall cooperate fully with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance and to pay Executive for any assistance provided after termination of Executive’s employment that does not occur during a Severance Period an hourly fee calculated by dividing Executive’s Base Salary at the time of termination by 2,080. The term “Severance Period” refers to the number of months with respect to which Executive is paid Base Salary as part of his severance payments (e.g., twenty-four (24) months for termination without Cause pursuant to Section 4.3 or for Good Reason pursuant to Section 4.4, and twenty-four (24) months if Section 4.10 applies).
4.9    Compliance and Limitations Under Code Section 409A.
(a)    Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated thereunder including that any payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided upon Executive’s termination of employment shall be paid or provided only at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code.
(b)     Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company, any of the Company’s stock is publicly traded on an “established securities market” (within the meaning of Treasury Regulations section 1.409A-1(k)) or otherwise, (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments made hereunder upon termination from employment exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii), and (D) Executive would receive any payment that, absent the application of this Section 4.9, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code (such additional tax, together with any such interest and penalties, are hereinafter referred to as the “Additional Tax”), then (if such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of termination) no such payment shall be payable prior to the date that is the earliest of (1) six (6) months after Executive's termination date, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such Additional Tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment plus interest equal to the rate provided in Section 1274(b)(2)(B) of the Code). It is the intention of the parties that payments or benefits payable under this Agreement comply with Code Section 409A and not be subject to Additional Tax. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. To the extent such potential payments or benefits could become subject to Additional Tax, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. It is further the intention of the parties that all of the payments under Sections 4.3, 4.4, 4.5 and 4.10 of this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A(a) of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions under this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.
4.10    Effect of a Change in Control.
(a)    In the event that, within three (3) months before or twelve (12) months following a Change in Control, either (1) Executive’s employment with the Company is terminated by the Company without Cause, and not for death or Disability, or (2) Executive terminates his employment for Good Reason, and provided that Executive complies with Sections 4.12 and 4.13 below, then in lieu of the severance described in Section 4.3 or 4.4, as applicable, and subject to applicable withholding and deductions, the Company shall pay to Executive, in a lump sum payment on the Release Date:
(i)    an amount equal to twenty-four (24) months of Executive’s then current Base Salary;
(ii)    an amount equal to two (2) times the average of the three (3) most recent payments to Executive (including any payment approved but not yet paid) under the Company’s short-term incentive compensation plan after the Effective Date, if any, or, if fewer than three such payments have been paid or approved for payment to Executive, the highest payment, if any, paid or approved for payment to Executive during the Term (and if no such payments have been made or approved since the Effective Date, then this additional amount shall be the Target Bonus for the year in which the termination occurs multiplied by two (2));
(iii)    a short-term incentive compensation plan payment for the year in which termination occurs in the amount approved by the Board, or, if no amount has yet been approved, an amount calculated by multiplying Executive’s Target Bonus for the year of termination by a fraction, the numerator of which is the number of days Executive was employed in the year of termination (disregarding any period of disability during that year) and the denominator of which is the total number of days in the year of termination;

(iv)    all stock options, common stock subject to forfeiture, restricted stock units and other equity awards (other than equity awards that provide for vesting based on other than service or employment (i.e., performance objectives)) held by Executive at the time of his termination of employment shall become vested and exercisable or free from such repurchase restrictions. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted;
(v)    with respect to Performance Units, the applicable performance period shall end on the date of such termination of employment, and the number of Performance Units that comprise the applicable award that shall vest and become nonforfeitable shall be the greater of: (A) the “target” amount of the award; and (B) the calculated value as determined pursuant to the applicable award agreement for the abbreviated performance period. All other terms of such awards shall be governed by the plans, programs, agreements and other documents pursuant to which such equity awards were granted; and
(vi)    if Executive timely elects (or his eligible dependents in the event that Executive dies following such termination) and if Executive or his dependents remain eligible for continued coverage under COBRA, the Company will reimburse insurance premiums paid by Executive or his dependents under the Company’s group health plan for the continuation of health care coverage under COBRA during the eighteen (18) month period after the date of termination, provided that the Company shall be required to reimburse only up to the amount of premiums it was paying on behalf of Executive and his eligible dependents immediately prior to the date of termination (and provided that such reimbursements shall cease if Executive becomes eligible for benefits under a group health plan of another employer).
(b)    In the event that, within three months before a Change in Control, either (1) Executive’s employment with the Company was terminated by the Company without Cause, and not for death or Disability, or (2) Executive terminated his employment for Good Reason, and provided that Executive executes a new Release under Section 4.12 after the Change in Control as a condition to the receipt of these amounts, the Company shall pay to Executive, in a lump-sum payment on the Release Date:
(i)    an amount equal to any difference between those payments already provided to him under Section 4.3 or 4.4, if any, and those payments required under this Section 4.10; and
(ii)    an amount equal to the value of any stock options or other equity-based awards held by Executive at the time of his termination from employment (and which were forfeited or otherwise terminated at the time of Executive’s termination from employment because those awards were unvested) that would have been subject to accelerated vesting under the Company’s 2011 Equity Incentive Plan (the “Equity Incentive Plan”), or any plan that replaces that plan, Section 4.10(a)(iv) or 4.10(a)(v) above, or the award agreement under which the stock options or other equity-based award was granted (the “Vesting Shares”) had Executive remained in employment with the Company through the effective time of the Change of Control.
For this purpose, “value,” shall mean the fair market value of the Company’s common stock, based on the per share price reported on the exchange or quotation system that such stock trades on the trading day immediately prior to the closing date of the transaction that results in a Change in Control; provided, however, that, if the Company’s common stock is not traded on an exchange or on a quotation system on the trading day immediately prior to such closing date, fair market value shall be determined by the Board in good faith. In the case of a stock option or similar equity-based award, “value” shall be the difference between the aggregate exercise price and the fair market value of the applicable Vesting Shares, and, in the case of other equity-based awards, “value” shall be reduced by any amounts paid to Executive by the Company in connection with the forfeiture of such award, other than dividends or other distributions paid to all holders of the same class of security, and taking into consideration any holdbacks, escrows, milestones or other contingencies.
(c)    Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall have the same meaning as in the Equity Incentive Plan.
(d)    Excise Tax-Related Provisions. The terms of Section 16 of the Equity Incentive Plan are incorporated herein by this reference.
4.11    No Mitigation. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.
4.12    Requirement to Execute a Valid Waiver and Release. Executive shall not receive any of the benefits pursuant to Sections 4.3, 4.4, 4.5 or 4.10 (other than Accrued Obligations) unless and until Executive (a) executes a general release and waiver of all legal claims against the Company, its affiliates and representatives, existing as of the date he executes the release and waiver, substantially in the form attached as Exhibit B (“Release”) within the consideration period specified therein (which shall not exceed 60 days after the date of termination of employment) and until the Release becomes effective and can no longer be revoked by Executive under its terms (“Release Date”); (b) returns all Company property immediately upon termination; (c) complies with the Release including without limitation any non-disparagement and confidentiality provisions contained therein; and (d) complies with his post-termination obligations under this Agreement and the Non-Disclosure, Assignment and Non-Solicitation Agreement between the Company and Executive, as amended, modified or superseded, in a form of the agreement attached hereto as Exhibit C (“Non-Disclosure Agreement”). Notwithstanding the foregoing, in the event the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, the Release Date with respect to any amount payable under Section 4.3, 4.4, 4.5 or 4.10 shall be in the second calendar year, regardless of whether Executive executes the Release and the Release becomes irrevocable during the first calendar year.
4.13    General Severance Policies. The benefits provided to Executive pursuant to Sections 4.3, 4.4, 4.5 and 4.10 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, severance policy or severance program; provided, however, that if the dollar value of the benefits to which Executive would otherwise be entitled under any Company severance plan, severance policy or severance program are more favorable in the aggregate to Executive than the dollar value of the benefits provided under this Agreement, he will be entitled to receive the additional benefits provided under such other plan, policy or program in accordance with the terms of the plan, policy or program to the extent the dollar value of such benefits exceeds the dollar value of the benefits provided under this Agreement. Notwithstanding the foregoing, in no event shall Executive’s entitlement to additional benefits under any other Company plan, policy or program replace or be a substitute for, or change the time or form of payment of, the benefits provided under this Agreement.
5.    Other Agreements.
5.1    Company Policies. The employment relationship between the parties also shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

5.2    Other Agreements. Simultaneous with the execution of this Agreement, the parties hereto have entered into the Non-Disclosure Agreement and an Indemnification Agreement, in a form of the agreement attached hereto as Exhibit D (“Indemnification Agreement”). Each of these agreements may be amended by the parties from time to time without regard to this Agreement, and contain provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
5.3    No Conflict with Existing Obligation. Executive represents that Executive’s performance of all the terms of this Agreement do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
5.4    Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. The members of the Board, executive officers of the Company and any personnel who are generally responsible for communications with investors and the public (including, without limitation, the Company’s public relations and investor relations personnel) shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or his reputation. The Company shall be liable for any such statement, representation, communication or action by any such member of the Board, executive officer or personnel. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or such members of the Board, executive officers or personnel from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce Executive’s or the Company’s respective rights under this Agreement.
6.    General Provisions.
6.1    Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.
6.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
6.3    Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Non-Disclosure Agreement and Indemnification Agreement, and have or may enter into separate agreement related to stock awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
6.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
6.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
6.7    Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate, or its parent or affiliated entities, or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto (and Executive shall not be deemed to experience a termination of employment under this Agreement as a result of any such assignment, and such assignment shall not by itself constitute Good Reason for Executive’s voluntary resignation), but may not otherwise assign this Agreement or its rights and obligations hereunder. The term Company shall refer to the assignee of this Agreement under this clause. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.
6.8    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the District of Columbia.
6.9    Resolution of Disputes.
(a)    The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy, and provided further that either the Company or Executive shall be entitled to seek from a court of competent jurisdiction in the District of Columbia an immediate injunction and restraining order pending final resolution in Arbitration for a breach and/or threatened breach and/or continued breach of this Agreement by the other party. The location for the arbitration shall be the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(b)    The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.
(c)    The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
(d)    Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with this Agreement, that willful actions by Executive have constituted wrongdoing that results in an accounting restatement due to the material noncompliance of the Company with financial reporting requirements in any report or statement filed by the Company with the U.S. Securities and Exchange Commission, then the Company, or its successor, as appropriate, may recover all of any severance compensation and benefits and any bonus or other incentive-based or equity based compensation received by Executive during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission, whichever first occurs, of the financial document embodying such financial reporting requirement, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.
(e)    If either Executive or the Company is awarded any damages as compensation for any breach or action related to this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on any breach of any provision of this Agreement, such damages shall be limited to contractual damages plus interest on any delayed payment at the lower of (i) interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank or (ii) the maximum rate per annum allowable by applicable law from and after the date(s) that such payments were due and shall exclude consequential damages and punitive damages even if otherwise allowed by law.

6.10    Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of Executive’s employment or otherwise, for such period as may be appropriate under the circumstances. Such provisions includes, without limitation, Section 4.

In witness whereof, the parties have executed this Employment Agreement on the day and year first written above.

DUPONT FABROS TECHNOLOGY, INC.
By:     /s/ Lammot J. du Pont
Lammot J. du Pont
Chairman of the Board

DF Property Management LLC,
a Delaware limited liability company

By:     DuPont Fabros Technology, L.P.,
a Maryland limited partnership,
its Managing Member

By:    DuPont Fabros Technology, Inc.,
a Maryland corporation,
its General Partner

By:     /s/ Lammot J. du Pont
Lammot J. du Pont
Chairman of the Board

Executive:
/s/ Christopher P. Eldredge
Christopher P. Eldredge

EXHIBIT A
FORM OF RESTRICTED STOCK AWARD AGREEMENT

DUPONT FABROS TECHNOLOGY, INC.
Restricted Stock Award Agreement
Issued Under the 2011 Equity Incentive Plan
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), effective as of the ____ day of ____________, 2015, governs an award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), of common stock of the Company, par value, $0.001 per share (“Common Stock”), to __________________________ (the “Participant”), in accordance with and subject to the provisions of the Company’s 2011 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All capitalized terms used, but not defined, in this Agreement shall have the meaning given such terms in the Plan.
1.    Grant of Awards. In accordance with the Plan, and effective as of the date of this Agreement (the “Date of Grant”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of _____________________ (______) shares of Common Stock (the “Restricted Stock Award”).
2.    Vesting. The Participant’s interest in the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable to the extent provided in paragraphs (a) or (b) below.
(a)    Continued Service. The Participant’s interest in ______ of the shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2016, if the Participant remains in continuous Service from the Date of Grant until March 1, 2016. The Participant’s interest in an additional ______ shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2017, if the Participant remains in continuous Service from the Date of Grant until March 1, 2017. The Participant’s interest in the remaining _____ shares of Common Stock covered by the Restricted Stock Award shall become vested and nonforfeitable on March 1, 2018, if the Participant remains in continuous Service from the Date of Grant until March 1, 2018.
(b)    Change in Control. The Participant’s interest in all of the shares of Common Stock covered by the Restricted Stock Award (if not sooner vested), shall become vested and nonforfeitable on a Change in Control if the Participant remains in continuous Service from the Date of Grant until the effective date of the Change in Control.
(c)    Death or Disability. In the event of (1) Participant’s death, or (2) Participant’s employment is terminated based on Participant’s Disability, Participant’s interest in the shares of Common Stock covered by the Restricted Stock Award (if not sooner vested) that would have become vested during the twelve (12) month period commencing on the date of death or such termination if Participant had remained employed with the Company or an Affiliate during such period shall become vested and nonforfeitable as of the date of death or such termination.
Except as provided in this Section 2 or any other agreement with the Company to which the Participant is a party, any shares of Common Stock covered by the Restricted Stock Award that are not vested and nonforfeitable on or before the date of the Participant’s termination of Service shall be forfeited on the date that such Service terminates.
3.    Transferability. Shares of Common Stock covered by the Restricted Stock Award that have not become vested and nonforfeitable under Section 2 cannot be transferred.
4.    Stockholder Rights. On and after the Date of Grant and prior to the forfeiture of shares of Common Stock covered by the Restricted Stock Award, the Participant shall have all of the rights as stockholder of the Company with respect to such shares, including the right to vote the shares and to receive, free of all restrictions, all dividends declared with respect to such shares. Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the shares of Common Stock covered by the Restricted Stock Award in a stock dividend, stock split, or similar event, shall be vested and transferable to the extent that the shares of Common Stock covered by this Stock Award become vested and transferable under Section 2.
5.    Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Restricted Stock Award.
6.    No Right to Continued Employment. The grant of the Restricted Stock Award does not give the Participant any right with respect to continuance of Service, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his Service at any time.
7.    Governing Law. This Agreement shall be governed by the laws of the State of Maryland.
8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
9.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.
10.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[PARTICIPANT]
By: _______________________________	___________________________________
Name: Title:

EXHIBIT B
FORM OF RELEASE AGREEMENT
TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT Christopher P. Eldredge (the “Releasor”), on behalf of himself and his heirs, executors, administrators and legal representatives, in consideration of the benefits provided pursuant to the Employment Agreement between the Releasor and DuPont Fabros Technology, Inc. (the “Company”), dated as of [______], 2015 (as the same may have been heretofore amended, the “Agreement”), hereby (a) fully, completely, and knowingly waives any claims asserted or non-asserted that the Releasor may have against the Company or any of its respective subsidiaries or affiliates (collectively, “Company Parties”) arising out of the Releasor’s employment or the end of the Releasor’s employment including any claims the Releasor may have under law for wages, bonuses, torts, contracts, or under employment agreements (including under the Agreement or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, the National Labor Relations Act; Title VII of the Civil Rights Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Acts of 1866 and 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Equal Pay Act of 1963; the Older Workers Benefit Protection Act of 1990; the Occupational Safety and Health Act of 1970; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; the Delaware Discrimination in Employment Act; the Delaware Handicapped Persons Employment Protections Act; the District of Columbia Human Rights Act of 1977; and any other federal, state or local civil rights, retaliation, discrimination or labor laws; and (b) irrevocably and unconditionally releases, acquits, and forever discharges the Company Parties, and each of the Company Parties’ shareholders, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, which the Releasor now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which the Releasor at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to the Agreement and Releasor’s employment with the Company or the end of his employment, against each of the Releasees. Notwithstanding the foregoing, the Releasor is not releasing (1) any right provided to Releasor under the Agreement, including, without limitation, the right to the Accrued Obligations (as defined therein); (2) any claim for reimbursement in accordance with the Company’s otherwise applicable policies and programs of any expenses incurred prior to the date of the Releasor’s termination of employment, (3) any claim or right to indemnification in respect of his services as a director, officer or employee of the Company or any of its subsidiaries or affiliates, whether arising at law, by contract or pursuant to the Company’s policies, practices, plans, program or procedures; (4) any claims for unemployment compensation or workers’ compensation benefits or other rights that may not be released as a matter of law; (5) any claims solely relating to the validity of this release under the Age Discrimination in Employment Act of 1967, as amended; or (6) any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”). None of the provisions of this release restricts or in any way affects the EEOC’s authority to investigate or seek relief in connection with any claim. However, if the EEOC were to pursue any matters that are released herein, the Releasor agrees that the Agreement will control as the exclusive remedy and full settlement of all such claims by the Releasor for monetary and non-monetary relief.
The Releasor acknowledges that he was advised by the Company to consult with his attorney concerning the waivers contained in this release, that he has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived. The Releasor has a period of 21 days from the date on which a copy of this release has been delivered to him to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to the Company a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this release, which revocation must be in writing and delivered to [Company Name and Address], Attention: Executive Vice President, General Counsel and Secretary, within the Revocation Period. This release, and the Releasor’s right to receive any benefits as provided in the Agreement, shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of his right of revocation.
This release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and the Company.
This Release shall be governed by, and construed and enforced in accordance with, the law of the District of Columbia, without reference to its principles of conflicts of law.
IN WITNESS WHEREOF, the Releasor has caused this release to be executed as of ___________________, 201[_]

Christopher P. Eldredge

SWORN TO AND SUBSCRIBED
BEFORE ME THIS ____ DAY OF
____________________, 20__.
Notary Public

EXHIBIT C
FORM OF NON-DISCLOSURE, ASSIGNMENT AND
NON-SOLICITATION AGREEMENT

Non-Disclosure, Assignment and Non-Solicitation Agreement
In consideration of my employment or continued employment by DuPont Fabros Technology, Inc., or any of its subsidiaries (collectively, “DFT”), I agree with DFT as follows:
1.    Proprietary Information.
(a)    I agree that all information, whether or not in writing, of a proprietary, private, secret or confidential nature concerning DFT’s business, operations, relationships or financial affairs (collectively, “Proprietary Information”) is the exclusive property of DFT. Except in the normal course of business and in the performance of my duties at DFT, I will not disclose any Proprietary Information to any person or entity, or use any Proprietary Information, without the prior approval of an officer in a Vice President or higher level position of DFT, unless and until such information has become public knowledge without any fault on my part. I will take all reasonable precautions to prevent inadvertent disclosure or use of any Proprietary Information, including, without limitation ensuring that employees, directors, vendors, sub-contractors, attorneys, and agents are permitted access to Proprietary Information only on a “need to know” basis.
(b)    In the event that I receive a subpoena or order of a court, or other body having jurisdiction over a matter in which I am compelled to produce any information relevant to DFT, whether confidential or not, I will immediately notify DFT before making any such disclosure so that DFT may take appropriate action. I will cooperate with DFT in seeking a protective order or other remedy. If DFT is not successful in precluding the requesting body from requiring the disclosure of Proprietary Information, I will furnish only that portion of the Proprietary Information that is required and will exercise all legal efforts to obtain assurances that confidential treatment will be accorded any Proprietary Information that is disclosed.
(c)    I understand that Proprietary Information includes, but is not limited to:
(i)    Development plans, data center, infrastructure and other designs, research and development projects, product and program descriptions, marketing strategies, and future plans and potential strategies of DFT;
(ii)    Financial information, including business plans, projections and strategies, operational plans, financing and capital-raising plans and activities, lease terms and pricing information, purchasing and internal cost information, internal services and operational manuals, the manner and methods of conducting DFT’s business, and information regarding DFT personnel, including employee lists and compensation data;
(iii)    Computer software of any type or form in any stage of actual or anticipated research and development, source code, object code and load modules, programming, program patches, data models and systems plans, design, application and documentation; and
(iv)    Information pertaining to any person or entity that leases, or was solicited by or in discussions or negotiations with DFT regarding a lease of, data center space from DFT, or otherwise contracted for, was billed for, or received from DFT any product or service, and vendors, contractors and sub-contractors of DFT, including, but not limited to, the names of such persons or entities and their representatives, the fact that DFT is in discussions or negotiations with any such persons or entities, the content of any proposals, bids or agreements, data provided to DFT by such persons or entities, and the type, quantity and specifications of products and services leased or received by or from such persons or entities.
2.    Company Property.
(a)    I acknowledge that I have no ownership interest in any Company Property. I also agree that, upon the earlier of a request by DFT and termination of my employment with DFT for any reason, I will deliver promptly to DFT all Company Property in my possession, and I will not download or otherwise keep copies of any Company Property in any format. I will execute any statement or affirmation of compliance with these obligations that DFT may request.
(b)    For purposes of this Agreement, “Company Property” means all assets, property and materials in any form owned by DFT or in which DFT has an interest, including but not limited to, any and all: (i) Proprietary Information of DFT; (ii) trade names or trademarks under which DFT does business; (iii) designs, sketches, drawings, notes, files, records, data, correspondence (including copies of e-mail or voice mail messages) and memoranda prepared by me or received from others in the course of my employment; (iv) manuals, reports, records, notebooks, plans, photographs, specifications, technical data and designs and drawings prepared or received in the course of my employment; and (v) computers, printers, computer hardware and software, computer programs, program listings, diskettes, CD’s, DVD’s, audio and videotapes, downloads and source/object codes, cellular telephones and other wireless devices.
3.    Developments.
(a)    I will make full and prompt disclosure to DFT of all Developments that are created, made, conceived or reduced to practice by me, under my direction or jointly with others during my employment with DFT, whether or not during normal working hours or on the premises of DFT.
(b)    I will assign to DFT all rights, title and interests, including but not limited to copyrights, in such Developments and applications for United States Letters Patent or foreign Letters Patent for such Developments. To the extent that any Developments do not qualify as “works made for hire” under U.S. copyright law, this Agreement will constitute an irrevocable assignment by me to DFT of the ownership of, and all rights of copyright in, such Developments. This subsection does not apply to Developments that I develop entirely on my own time without using DFT’s equipment, supplies, facilities or Proprietary Information and that does not either (i) result from any work that I perform for DFT or (ii) relates, at the time of conception or reduction to practice, to DFT business, or actual or demonstrably anticipated research or development.
(c)    At DFT’s request and expense, I will execute any and all writings, applications, assignments, or other documents that DFT requests to evidence DFT’s ownership, or apply for, register, and/or obtain copyrights or Letters Patent of the United States or of any foreign country, or to otherwise protect DFT’s rights and interests in any Developments. I agree that, if DFT is unable, after reasonable effort, to obtain my signature on any papers referred to above, any officer of DFT may execute any such papers as my agent and attorney-in-fact. By my signature on this Agreement, I designate and appoint each officer of DFT as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions DFT considers necessary to protect its rights and interests in any Developments.
(d)    For Purposes of this Agreement, “Developments” mean discoveries, inventions, works of authorship, methods, software, mask works, improvements and ideas (whether patentable or not) that relate to DFT’s business or any of its activities, research or development. I understand that Developments do not include such works that I cannot assign to DFT because of the ownership interests of third parties or in which I acquired a right, title, or interest prior to my employment by DFT and that are either identified in writing and attached to this Agreement, or published or filed in any patent office. I understand that, if I have not so identified any Developments, I am representing that I do not have any Developments to identify.

4.	Protection of DFT.
(a)    While I am employed by DFT, I will not solicit or provide Conflicting Services except on behalf or at the direction of DFT. For the one-year period immediately following the termination of my employment with DFT for any reason, I agree that, as an employee, consultant, owner, partner or in any other capacity, I will not solicit or provide Conflicting Services except on behalf of or at the direction of DFT.
(b)    During the period of my employment with DFT and for the one-year period immediately following the termination of my employment with DFT for any reason, I agree that, as an employee, consultant, owner, partner or in any other capacity, unless I have received the written consent of DFT, I will not:
(i)    Solicit any Tenant or Active Prospect to lease, purchase or otherwise occupy data center space in the United States, or request, induce, or attempt to induce any Tenant or Active Prospect to terminate its relationship with DFT; or
(ii)    Solicit, recruit, induce for employment or hire (or assist or encourage any other person or entity to solicit, recruit or induce for employment), directly or indirectly or on behalf of myself or any other person or entity, any officer or non-clerical employee of DFT or any person who was an officer or non-clerical employee of DFT at any time during the final three months of my employment with DFT (other than any such employee whose employment was terminated by DFT), to work for my or any person or entity with which I am or intend to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with DFT, or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact.
(c)    I agree and acknowledge that the market for DFT’s services is the United States of America, so that this Agreement applies to my activities in the United States. If after applying the provisions of this subparagraph, a court determines that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restrictions cannot otherwise be enforced I agree that the fifty (50) miles radius from any facility at which I worked for DFT on either a regular or occasional basis during the year immediately preceding termination of my employment with DFT shall be the geographic limitation relevant to the contested restriction.
(d)    For purposes of this Agreement:
(i)    “Conflicting Services” means the product, service or process of a person or organization, other than DFT, that directly competes in the United States with a product, service or process of DFT;
(ii)    “Tenant” means a tenant (or affiliate thereof) of DFT as of the date of termination of my employment with DFT (i) in which a lease has been entered into between tenant (or affiliate thereof) and DFT, and (ii) with which I had any contact or association, or the identity of which was learned by me as a result of my employment with DFT at any time during the last year of my employment with DFT; and
(iii)    “Active Prospect” means a prospective tenant (or affiliate thereof) of DFT (i) that is or was the recipient of a letter of intent or term sheet from DFT for the lease data center space within the 6-month period prior to the termination of my employment with DFT and (ii) with which I had any contact or association, or the identity of which was learned by me as a result of my employment with DFT at any time during the last year of my employment.
(e)    That following the termination of my employment with DFT, any position as an employee, consultant, owner, partner, or in any other capacity for or on behalf of a person or organization holding a passive investment (i.e., not a controlling interest, or an interest acquired with the purpose or effect of changing or influencing the control of the company in question) in a person organization that competes with a product, service, or process of DFT shall not be considered a breach or violation of 4(a) or 4(b).
5.    Reasonableness of Restrictions and Severability.

(a)    I have read this entire Agreement and understand it. The terms of this Agreement will not prevent me from earning a living or pursuing my career. The restrictions contained in this Agreement are reasonable, proper, and necessitated by DFT’s legitimate business interests. I am entering into this Agreement freely and with knowledge of its content and with the intent to be bound by the terms of this Agreement.
(b)    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under any applicable law or rule in any jurisdiction. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I acknowledge that the court shall read the Agreement as a whole and interpret the restrictions at issue to be enforceable and valid to the maximum extent allowed by law. If the Court declines to enforce this Agreement in this manner, I acknowledge that this Agreement will be modified automatically to provide DFT with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
(c)    If any provision of this Agreement is declared to be ambiguous, unenforceable or invalid, the remainder of this Agreement shall remain in full force and effect, and the Agreement shall be read as if the ambiguous, unenforceable or invalid provision was not contained in the Agreement.
6.    Injunctive Relief and Remedies.
I acknowledge that it may be impossible to assess the damages caused by my violation of this Agreement, or any of its terms. I agree that any threatened or actual violation or breach of this Agreement, or any of its terms, will constitute immediate and irreparable injury to DFT. I agree that, in addition to any and all other damages and remedies available to DFT if I breach this Agreement, DFT shall be entitled to an injunction to prevent me from violating or breaching this Agreement or any of its terms. In the event that DFT enforces this Agreement through a court order, I agree that the restrictions contained in Section 4 shall remain in effect from the effective date of the order enforcing the Agreement for the applicable periods of time set forth in Section 4. If DFT is successful in whole or part in any legal or equitable action against me under this Agreement, I will reimburse DFT for all related costs, including reasonable attorney’s fees.

7.	Publication of this Agreement to Subsequent Employers or Business Associates.
If I am offered employment or the opportunity to enter into any business venture that provides or is planning to provide Conflicting Services as owner, partner, consultant or other capacity while the restrictions described in Section 4 of this Agreement are in effect, I will inform my potential employer, partner, co-owner and/or others involved in managing such business of my obligations under this Agreement and provide such person or persons with a copy of this Agreement. I authorize DFT to provide copies of this Agreement to any of the persons or entities described in section and to make such persons aware of my obligations under this Agreement.
8.    Miscellaneous.
(a)    This Agreement and the restrictions and obligations in it survive my employment relationship with DFT and are binding regardless of the reason for termination of my employment.
(b)    The Agreement is for the benefit of DFT and its successors and assigns.
(c)    This Agreement is governed by the laws of the state where I am employed by DFT without regard to the conflicts of laws or principles thereof.
(d)    No waiver by DFT of any breach of any of the provisions of this Agreement is a waiver of any preceding or succeeding breach of the same or any other provisions of this Agreement. No waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

(e)    Nothing in this Agreement grants a license or permission to use any intellectual property of Company, whether owned, pending, or currently under development.
(f)    This Agreement may be amended only by a writing signed by both parties.
(g)    I agree that, on the subjects covered in this Agreement, it is the entire Agreement between me and DFT, superseding any previous oral or written communications, representations, understanding, or agreements with DFT or with any representative of DFT.
(h)    DFT and I intend for this Agreement to be an agreement of non-disclosure, assignment and non-solicitation and related matters set forth in this Agreement. This Agreement does not limit in any way the right of either DFT or me to terminate the employment relationship between DFT and me at any time. This Agreement contains obligations that survive the termination relationship between DFT and me. This Agreement is to be read and applied consistently with the employment agreement between me and DFT.
By signing this Agreement, I represent that I have read and understand this Agreement, have had an opportunity to consult legal counsel concerning this Agreement and have signed it voluntarily.

Signature:
Name (printed):
Date:

EXHIBIT D
FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”) dated as of ___________, is made by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), and [OFFICER] (“Indemnitee”).
Recitals
A.    WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as an officer of the Company and may, therefore, be subjected to claims, suits, or proceedings arising as a result of his or her service to the Company and/or its subsidiaries or otherwise as a result of his status as an officer of the Company; and
B.    WHEREAS, Section 5.5 of the Company’s Articles of Incorporation, as amended and supplemented (the “Charter”), and Article XIII of the Company’s bylaws, as amended and supplemented (the “Bylaws”), and the provisions of the Maryland General Corporation Law, as amended (the “MGCL”), provide for indemnification by the Company of its directors and officers as provided therein; and
C.    WHEREAS, to provide Indemnitee with additional contractual assurance of protection against personal liability in connection with certain proceedings described below, the Company desires to enter into this Agreement; and
D.    WHEREAS, the MGCL expressly recognizes that the indemnification provisions of Section 2-418(g) of the MGCL are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Charter or the Bylaws, a resolution of stockholders or directors, an agreement or otherwise, and this Agreement is being entered into pursuant to and in furtherance of the Bylaws, as permitted by the MGCL and as authorized by the Charter and the Board of Directors of the Company (the “Board”); and
E.    WHEREAS, in order to induce Indemnitee to serve or continue to serve as an officer of the Company and in consideration of Indemnitee’s so serving, the Company desires to indemnify Indemnitee and to make arrangements pursuant to which Indemnitee may be advanced or reimbursed expenses incurred by Indemnitee in such connection with any such claims, suits or proceedings described below, according to the terms and conditions set forth below.
Agreement
Now Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Definitions.

A.Change of Control. For purposes of this Agreement, the term “change of control” shall mean the occurrence any of the following events:

(a)the Company is merged, consolidated or reorganized into or with another corporation or other entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of voting stock immediately prior to such transaction;

(b)the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other entity in which, after giving effect to such sale or transfer, the holders of voting stock of the Company immediately prior to such sale or transfer hold in the aggregate less than a majority of the combined voting power of the then-outstanding securities of such other corporation;

(c)if the Company has a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), there is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Exchange Act, disclosing that any person or entity has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company’s voting stock; or

(d)if, during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this clause (iv) each director of the Company who is first elected, or first nominated for election, by the Company’s stockholders, by a vote of at least a majority of the directors of the Company (or a committee of the Board) then still in office who were directors of the Company at the beginning of any such period shall be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the provisions of clause (iii) above, unless otherwise determined in the specific case by majority vote of the Board, a change of control shall not be deemed to have occurred solely because the Company, any subsidiary (as defined below) or any employee benefit plan of the Company or any subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock of the Company, whether in excess of 50% or otherwise.
B.Disinterested Director. For purposes of this Agreement, the term “disinterested director” means a director of the Company who is not and was not a party to the proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

C.Expenses. For purposes of this Agreement, the term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the MGCL or otherwise, and amounts paid in settlement by or on behalf of Indemnitee, but shall not include any judgments, fines, or penalties actually levied against Indemnitee for such individual’s violations of law. The term “expenses” shall also include reasonable compensation for time spent by Indemnitee for which he or she is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an agent of, employed by, or providing services for compensation to, the Company or any subsidiary.

D.Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party or otherwise by reason of: (i) the fact that Indemnitee is or was a director, officer, or employee of the Company; (ii) the fact that any action taken by Indemnitee or of any action on Indemnitee’s part while acting as a director or officer of the Company; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under this Agreement.

E.Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, real estate investment trust, partnership, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.

F.Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. If a change of control has not occurred, independent counsel shall be selected by the Board, with the approval of Indemnitee, which approval will not be unreasonably withheld. If a change of control has occurred, independent counsel shall be selected by Indemnitee, with the approval of the Board, which approval will not be unreasonably withheld.

2.Agreement to Serve. Indemnitee will serve, or continue to serve, as an officer of the Company or any subsidiary, as the case may be, faithfully and to the best of his or her ability, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Charter or Bylaws, or under separate agreement, if such agreement exists.

The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws and the MGCL, to induce Indemnitee to serve, or continue to serve, as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer of the Company.
3.Indemnification.

A.Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the maximum extent permitted by Maryland law, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the MGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, for any and all expenses, actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

B.Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the maximum extent permitted by Maryland law, as the same may be amended from time to time (but, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the MGCL permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, and pursuant to Section 2-418(b)(2)(ii) and (d)(2)(ii) of the MGCL, no indemnification shall be made in respect of any proceeding as to which Indemnitee shall have been adjudged to be liable to the Company and its stockholders unless and only to the extent that the Indemnitee brings a proceeding to enforce indemnification pursuant to Section 2-418(d)(2) of the MGCL.
(c)     Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:
(a)if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or

(b)if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to expenses actually and reasonably incurred by him or her in connection with a proceeding.

4.Indemnification for Expenses of a Party Who is Wholly or Partially Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with the investigation, defense, or appeal of such proceeding. If Indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify Indemnitee under this Section 4 for all expenses actually and reasonably incurred by him/her or on his/her behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 4, and without limitation, the termination of any claim, issue, or matter in such a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue, or matter.

5.Advancement of Expenses. To the extent not prohibited by Maryland law, the Company shall advance the expenses actually and reasonably incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advance or advances (which shall include appropriate invoices or other documentation received by Indemnitee in connection with such expenses but, in the case of invoices or other documentation in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice), whether prior to or after the final disposition of such proceeding. Such statement or statements shall include or be preceded or accompanied by: (i) a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met, and (ii) a written undertaking by or on behalf of Indemnitee providing that he or she shall, to the fullest extent required by law, repay the portion of any expenses advanced relating to claims, issues, or matters in the proceeding as to which it shall ultimately be determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the applicable standard of conduct necessary for indemnification by the Company has not been met. The undertaking required by this Section 5 shall be an unlimited general obligation by or on behalf of Indemnitee. Advances shall be unsecured, interest free, and without regard to Indemnitee’s ability to repay the expenses. To the extent that expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the proceeding, such expenses shall be allocated on a reasonable and proportionate basis.

This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b).
6.Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of any event or occurrence related to the fact that Indemnitee is or was an officer of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, partner, or trustee of another corporation, a witness in any proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, he or she shall be indemnified against all expenses actually and reasonably incurred by him or her in connection therewith.

7.Notice and Other Indemnification Procedures.

A.Notification of Proceeding. Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, notice, request, or other document relating to any proceeding or matter which may be subject to indemnification or advancement of expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise; provided, however, that the Company’s ability to defend in such proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

B.Request for Indemnification. Indemnitee shall notify the Company promptly in writing upon receiving notice of any demand, judgment, or other requirement for payment that Indemnitee reasonably believes to be subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnitee shall submit to the Company such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

C.Determination that Indemnification is Proper. Upon written request by Indemnitee for indemnification pursuant to the Section 7(b) above, and pursuant to Section 2-418(e) of the MGCL, a determination with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a change of control shall have occurred, by independent counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a change of control shall not have occurred, (A) by the Board (or a duly authorized committee thereof) by a majority vote of a quorum consisting of disinterested directors (as herein defined), (B) if a quorum of the Board consisting of disinterested directors is not obtainable or, even if obtainable, such quorum of disinterested directors so directs, by independent counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination and receipt of all items required under Section 5 of this Agreement. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board or independent counsel if retained pursuant to clause (i) or (ii)(B) of this Section 7(c). Any expenses actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

D.Application for Enforcement. Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of expenses pursuant to this Agreement if: (i) a determination is made pursuant to Section 7(c) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement; (ii) no determination of entitlement to indemnification shall have been made pursuant to Section 7(c) of this Agreement within sixty (60) days after receipt by the Company of the request for indemnification; (iii) advance of expenses is not timely made pursuant to Section 5 of this Agreement; (iv) payment of indemnification is not timely made pursuant to Section 7(b) of this Agreement; or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(d); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 4 of this Agreement.

In any enforcement hearing or proceeding, or arbitration, the burden of proof shall be on the Company to prove that indemnification or advancement of expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board, stockholders, or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.
Pursuant to Section 2-418(b)(3) of the MGCL, the termination of any proceeding by judgment, order, or settlement does not create a presumption that Indemnitee did not meet the requisite standard of conduct; provided, however, that the termination of any criminal proceeding by conviction, or a pleading of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that Indemnitee did not meet the applicable standard of conduct.
If a determination shall have been made pursuant to Section 7(c) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.
E.Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all expenses incurred in connection with any hearing, proceeding, or arbitration under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects. If it shall be determined in such hearing, proceeding, or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

8.Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the expenses of any proceeding, the Company shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. The Company shall notify Indemnitee of any such decision to defend within fifteen (15) calendar days following receipt of notice of any such proceeding under Section 7(a) above. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense.

Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of expenses provisions of this Agreement.
9.Insurance. The Company will use its reasonable best efforts to acquire and maintain an insurance policy or policies providing liability insurance for directors or officers of the Company or of any subsidiary (“D&O Insurance”), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director or officer under such policy or policies. At the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company shall give prompt notice of the commencement of any proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10.Exceptions.

A.Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance expenses to Indemnitee on account of any proceeding with respect to:

(a)remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 10(d) below);

(b)a final judgment rendered against Indemnitee for an accounting, disgorgement, or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder;

(c)for any indemnification or advancement of expenses which have been paid to Indemnitee under any contract or agreement, or by an insurance carrier under a D&O Insurance policy maintained by the Company;

(d)a final judgment or other final adjudication that Indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest, or constituted willful misconduct (but only to the extent of such specific determination); or

(e)on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any improper personal benefit in money, property, or services.

(f)For purposes of the foregoing, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.

B.Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, and pursuant to Section 2-418(b)(4) of the MGCL, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees, or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Charter, or applicable law, or (ii) with respect to any other proceeding initiated, brought, or made by Indemnitee that is approved by the Bylaws or Charter, by a resolution of the Board, or by an agreement approved by the Board.

C.Unauthorized Settlements or Consents. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.
Any provision herein to the contrary notwithstanding, the Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 10(c) shall not apply to a proceeding brought by Indemnitee under Sections 7(d) or 10(b) above.
D.Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or in any registration statement filed with the SEC under the Securities Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Securities Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Securities Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.

11.Contribution. If, when Indemnitee has met the applicable standard of conduct, the indemnification provisions set forth in Section 3 should, under applicable law, be to any extent unenforceable, then the Company agrees that it shall be treated as though it is or was a party to the threatened, pending, or completed proceeding in which Indemnitee is or was involved and that the Company shall contribute to the amounts paid or payable by Indemnitee as a result of expenses in third-party proceedings in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and Indemnitee on the other in connection with such action or inaction, or alleged action or inaction, as well as any other relevant equitable considerations. For purposes of this Section 11, the relative fault shall be determined by reference to, among other things, the fault of the Company and all of its directors, officers, employees, and agents (other than Indemnitee), as a group and treated as one entity, and such group’s relative intent, knowledge, access to information and opportunity to have altered or prevented the action or inaction, or alleged action or inaction, forming the basis for the threatened, pending or contemplated proceeding, and Indemnitee’s relative fault in light of such factors on the other hand.

12.Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company’s Charter, Bylaws, or other agreements, as to action in Indemnitee’s official capacity, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the

Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the MGCL, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Charter, Bylaws, and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.
13.Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as an officer of the Company; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of expenses hereunder.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.
14.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15.Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

16.Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and to give effect to Section 15 hereof.

17.Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

19.Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Maryland, as applied to contracts between Maryland residents entered into and to be performed entirely within Maryland.

20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

21.Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

22.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Bylaws, the MGCL and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

[Signature page follows]

In Witness Whereof, the parties hereto have entered into this Agreement effective as of the date first above written.

DuPont Fabros Technology, Inc. _____________________________ Name: Lammot J. du Pont Title: Chairman of the Board Address: 1212 New York Avenue, NW Suite 900 Washington, D.C., 20005
INDEMNITEE _____________________________ [OFFICER] [TITLE] Address: c/o 1212 New York Avenue, NW Suite 900 Washington, D.C., 20005